Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 1, 2004 relating to the financial statements and financial statement schedule of Digital Impact, Inc., which appears in Digital Impact, Inc.’s Annual Report on Form 10-K for the year ending March 31, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 14, 2005